UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 29, 2016
GULF ISLAND FABRICATION, INC.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16225 Park Ten Place, Suite 280
Houston, Texas 77084
 (Address of principal executive offices)(Zip Code)
(713) 714-6100
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 29, 2016, Gulf Island Fabrication, Inc., as borrower, Whitney Bank and JPMorgan Chase, N.A., as lenders, and the guarantors named therein entered into the Fifteenth Amendment to Ninth Amended and Restated Credit Agreement, dated as of December 31, 2003 (the “Credit Facility”). The amendment: (i) extends the term of the Credit Facility from February 29, 2016 to January 2, 2017; (ii) increases the commitment fee on undrawn amounts from 0.25% to 0.50% per annum; (iii) increases the letter of credit fee, subject to certain limited exceptions, to 2.0% per annum on undrawn stated amounts under letters of credit issued by the lenders; and (iv) limits the maximum amount of loans outstanding at any time for general corporate purposes to $20,000,000.

In addition, the amendment restates the financial covenants contained in the Credit Agreement beginning with the quarter ending March 31, 2016 as follows: (i) minimum net worth not less than $250,000,000 plus (A) 50% of net income earned in each quarter beginning March 31, 2016 and (B) 100% of proceeds from any issuance of common stock; (ii) debt to EBITDA ratio not greater than 3.0 to 1.0; and (iii) interest coverage ratio of not less than 2.0 to 1.0. The foregoing summary is qualified by the full text of the amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Fifteenth Amendment to Ninth Amended and Restated Credit Facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kirk J. Meche
Kirk J. Meche
President and Chief Executive Officer

Dated:	February 29, 2016